Exhibit 99.1

October 19, 2005

For Immediate Release

Washington Mutual Announces Third Quarter 2005 Earnings

Diluted EPS Increased 21 Percent; Board of Directors Increases Cash Dividend

SEATTLE – Washington Mutual, Inc. (NYSE: WM) today announced third quarter 2005 net income of $821 million, or $0.92 per diluted share, up 21 percent on a per share basis when compared with net income of $674 million, or $0.76 per diluted share, in the third quarter of 2004.

Washington Mutual’s Board of Directors declared a cash dividend of 49 cents per share on the company’s common stock, up from 48 cents per share in the previous quarter. Dividends on the common stock are payable on November 15, 2005 to shareholders of record as of October 31, 2005.

“Our solid third quarter earnings reflected excellent retail banking household growth driven by our long track record of industry leading customer service, as well as our ability to adjust to a challenging interest rate environment,” said Kerry Killinger, chairman and chief executive officer. “The results also highlight our continued focus on balanced growth, earnings diversity and risk management.”

Killinger added: “This month we welcomed Providian to the Washington Mutual family as our new Card Services Division. We continue to make outstanding progress on our integration efforts and I believe that we will look back on this acquisition as a transformational event for Washington Mutual.”

On October 1, Washington Mutual completed its acquisition of Providian Financial in a stock and cash transaction valued at approximately $6.1 billion.  For each share of Providian common stock, Providian stockholders received 0.4005 shares of Washington Mutual common stock and $2.00 in cash.

Key Results:

•                  Total average assets of $327.29 billion in the third quarter of 2005 increased $6.45 billion, or 2 percent, from $320.85 billion in the second quarter of 2005 and increased $43.62 billion, or 15 percent, from $283.67 billion in the third quarter of 2004, reflecting continued strong asset generation;

•                  The net interest margin declined to 2.61 percent in the third quarter from 2.66 percent in the second quarter of 2005 and 2.77 percent in the third quarter of 2004, reflecting the flattening of the yield curve and the impact of a 200 basis point increase in the Fed Funds rate over the past twelve months;

•                  Net interest income of $1.92 billion in the third quarter of 2005 was down slightly from the second quarter of 2005, but was up from $1.74 billion in the third quarter of 2004 as the growth in average interest-earning assets over the past 12 months more than offset net interest margin compression;

•                  The provision for loan and lease losses was $52 million in the third quarter of 2005, of which $37 million represents a special provision related to Hurricane Katrina. The quarter’s provision reflects the continuing positive credit environment and, excluding the special provision for Katrina, compares favorably with the second quarter provision of $31 million and the $56 million in the third quarter of 2004;

•                  Depositor and other retail banking fees of $578 million in the third quarter of 2005 were up $38 million, or 7 percent, from the second quarter of 2005 and $64 million, or 12 percent, from the third quarter of 2004. The improvement reflects the strong growth in net new checking accounts over the period;

•                  Revenue from sales and servicing of home mortgage loans, including the results of all MSR risk management instruments, was $497 million in the third quarter of 2005 compared with $403 million in the second quarter of 2005 and $549 million in the third quarter of 2004. The solid results reflect the company’s success in managing the MSR in an increasingly challenging interest rate environment and a continuing high volume of loans sold into the secondary market;

•                  Noninterest expense of $1.93 billion in the third quarter was up from $1.83 billion in the second quarter of 2005 and $1.87 billion in the third quarter of 2004, reflecting the continued build out of the franchise.  The company remains confident in its ability to keep expenses for the full year essentially flat with 2004 at around $7.5 billion.

THIRD QUARTER FINANCIAL SUMMARY

Net Interest Income

The net interest margin in the third quarter was 2.61 percent, down 5 basis points from 2.66 percent in the second quarter of 2005 and 16 basis points from 2.77 percent in the third quarter of 2004. The decrease in the net interest margin from prior quarters reflects the flattening of the yield curve and the continuing rise in short-term interest rates since June of 2004.  The upward repricing of the company’s interest-bearing assets continues to lag the increase in the cost of its interest-bearing liabilities.

Net interest income of $1.92 billion in the third quarter was down slightly compared with the second quarter of 2005 as the decline in the net interest margin more than offset the 2 percent increase in average interest-earning assets.  Compared with the third quarter a year ago, net interest income was up 10 percent from $1.74 billion which reflected an 18 percent increase in average interest-earning assets that more than offset the margin compression.

Noninterest Income

Noninterest income was $1.37 billion in the third quarter of 2005, up from $1.27 billion in the second quarter of 2005 and $1.26 billion in the third quarter of 2004.

The increase from the second quarter reflects higher sales volume and subsequent gain from home mortgage loans and originated mortgage-backed securities, net of hedging and risk management instruments.  These items totaled $279 million in the third quarter of 2005, compared with $171 million in the second quarter of 2005.

The year-over-year positive variance in noninterest income was partly due to a $147 million loss on the early extinguishment of borrowings in the third quarter of last year.  Also included in the variance were higher depositor and other retail banking fees in this year’s third quarter.  And, while gains from mortgage loans in the most recent quarter were higher than in the third quarter of 2004, this increase was more than offset by the highly favorable MSR performance of a year ago.

Noninterest Expense

Noninterest expense of $1.93 billion was up $97 million from the second quarter of 2005 and up $56 million from the third quarter of 2004. The increase in expenses reflects company growth, primarily the opening of 56 new retail banking stores during the quarter and pre-opening expenses incurred during the quarter related to openings scheduled for the fourth quarter.  Year-to-date expenses of $5.59 billion were unchanged from the prior year as productivity improvements and expense management funded the company’s retail expansion.  The company’s efficiency ratio was 58.52 percent in the third quarter of 2005, compared with 57.24 percent in the second quarter of 2005 and 62.19 percent in the third quarter of 2004.

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Lending

Total loan volume was $70.73 billion in the third quarter of 2005, up from $67.62 billion in the second quarter of 2005 and $61.83 billion in the third quarter of 2004. This quarter’s solid performance reflected continuing strong loan demand and relatively low interest rates.

Total home loan volume in the third quarter of 2005 was $56.14 billion, compared with $53.40 billion in the second quarter of 2005 and $47.76 billion in the third quarter of 2004. Adjustable-rate loans made up 61 percent of total home loan volume in the third quarter of 2005, compared with 62 percent in the second quarter of 2005 and 67 percent in the third quarter of 2004. Home loan volume in the third quarter of 2005 included record volume from the company’s subsidiary Long Beach Mortgage Company.

The company continued to see strong home equity loan and line of credit and multi-family lending volumes in the third quarter of 2005.  Home equity loan and line of credit volume of $10.83 billion in the quarter was comparable with volume of $10.89 billion in the prior quarter and $10.53 billion in the third quarter of 2004. Multi-family lending volume was $2.58 billion in the third quarter of 2005, up from $2.46 billion in the second quarter of 2005 and $2.05 billion in the third quarter of 2004.

Credit Quality

At September 30, 2005, nonperforming assets as a percentage of total assets were 0.52 percent, compared with 0.53 percent at June 30, 2005, and 0.61 percent at September 30, 2004. Net charge-offs for the quarter were $31 million versus $39 million in the second quarter of 2005 and $27 million in the third quarter of 2004, and remain well below expectations due to the company’s proactive management of the portfolio and the continued strength of the housing market.  The total provision of $52 million included a $37 million special provision related to Hurricane Katrina. The allowance for loan and lease losses was $1.26 billion at September 30, 2005, up 2 percent from $1.24 billion at June 30, 2005.

Balance Sheet and Capital Management

Average assets of $327.29 billion increased 2 percent from the second quarter of 2005 and 15 percent from the third quarter of 2005, reflecting strong loan volume offset by secondary market sales. The average balance of loans held for sale increased during the quarter to $49.75 billion from $44.88 billion in the prior quarter and $28.22 billion in the third quarter of 2004.

Average deposits of $188.32 billion during the third quarter were up 3 percent from the second quarter and up 12 percent from the third quarter of 2004. The year-over-year increase primarily reflects the growth in retail time deposits and wholesale deposits.

The company’s ratio of tangible common equity to tangible assets was 5.09 percent at the end of the quarter.  During the quarter, the company repurchased approximately 2 million shares of its stock at an average price of $41.77.  In addition, the capital ratios of the company’s banking subsidiaries continued to exceed the federal regulatory requirements for classification as “well-capitalized” institutions, the highest regulatory standard.

THIRD QUARTER OPERATING SEGMENT RESULTS

Retail Banking and Financial Services Group Financial Performance

Net income for the company’s Retail Banking and Financial Services segment was $548 million in the third quarter of 2005, down 5 percent from $579 million in the second quarter of 2005, but up 8 percent from $508 million in the third quarter of 2004. On a linked quarter basis, net interest income was down $38 million from second quarter’s record level due mainly to a decline in the average balance of the home loans portfolio along with margin compression.  Noninterest income of $786 million in the quarter was up from $751 million in the second quarter of 2005 and $715 million in the third quarter of 2004 reflecting the growth in depositor and other retail banking fees.  The increase in noninterest expense to $1.21 billion during the third quarter from $1.17 billion in the second quarter and $1.11 billion in the

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third quarter of 2004 reflected the addition of 56 new retail stores during the quarter and 184 new retail stores from a year ago.

The average balance of home equity loans and lines of credit was $49.24 billion during the third quarter, a 28 percent increase in the past twelve months.  Average retail deposits of $138.74 billion were up 2 percent from the second quarter of 2005 and were up 5 percent from the third quarter of 2004. Contributing to the increase was the addition of 1.3 million net new transaction accounts over the past 12 months.

The company’s retail banking cross-sell ratio increased to 6.09 products and services, up from 5.83 at September 30, 2004. Over the past year, WM Advisors’ assets under management grew by $3.93 billion, or 19 percent, to $24.55 billion at September 30, 2005.

Home Loans Group Financial Performance

Net income for the Home Loans segment, which excludes purchased specialty mortgage finance and Long Beach Mortgage Company, was $165 million in the third quarter of 2005, compared with $208 million in the second quarter of 2005 and $273 million in the third quarter of 2004.  The decrease from the comparable quarters reflects a decline in noninterest income due to lower gain from mortgage loans driven by a more competitive pricing environment for prime home loans sold in the secondary market, as well as the increasing cost of hedging the MSR as interest rates have risen throughout the year.  Also contributing to around half of the linked quarter variance were gains recorded in the second quarter related to inter-segment sales of loans during the first half of 2005.  While these gains affected segment results, they did not impact consolidated net income.

Noninterest expense of $580 million in the third quarter of 2005 was essentially flat with the second quarter of 2005, but was down $34 million, or 6 percent, from $614 million in the third quarter of 2004 as the hiring of additional sales staff was partially offset by continued productivity and efficiency improvements.

The Home Loans segment loan volume in the third quarter of 2005 was $48.08 billion, compared with $44.86 billion in the second quarter of 2005 and $40.49 billion in the third quarter of last year, as the strong housing market and relatively low interest rates continued to drive volume.

Commercial Group Financial Performance

Net income for the Commercial Group segment, which includes Long Beach Mortgage Company, was $201 million in the third quarter of 2005, up from $147 million in the second quarter of 2005 and $139 million in the third quarter of 2004.  Noninterest income of $156 million was up substantially from $70 million in the second quarter of 2005 and $64 million in the third quarter of 2004 on a higher level of gain from mortgage loans, along with a $52 million increase in the valuation of Long Beach residuals, a significant portion of which we anticipate selling in the fourth quarter.

Loan volume was $11.39 billion in the third quarter of 2005, a 3 percent increase from $11.04 billion in the second quarter of 2005 and a 60 percent increase from $7.10 billion in the third quarter of 2004. The increase in loan volume in the third quarter of 2005 was driven by record loan volume in Long Beach Mortgage Company and continued strong volumes in the multi-family lending business.

Average loans in the Commercial Group were $50.44 billion in the third quarter of 2005, up from $46.18 billion in the second quarter of 2005 and up $12.57 billion, or 33 percent, from the third quarter of 2004. Total average commercial deposits were $8.65 billion in the third quarter of 2005, up from both the prior quarter and last year’s third quarter.

Washington Mutual Card Services

Washington Mutual Card Services is the company’s newest business line – the result of the acquisition of Providian Financial.  As Providian was acquired on October 1, Providian’s operating results are not

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included in Washington Mutual’s third quarter financial statements, but will be reflected in Washington Mutual’s fourth quarter results.

Company Updates

On September 20th, Washington Mutual announced the election of Thomas C. Leppert to its board of directors.  Leppert, 51, is chairman of the board and chief executive officer of The Turner Corporation.

On October 18, Washington Mutual’s board of directors approved a new company stock repurchase program.  Under the new program, Washington Mutual may repurchase up to 100 million shares of common stock.  There is no fixed termination date for the new program, and purchases may be made in the open market, through block trades, private transactions, or otherwise.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At September 30, 2005, Washington Mutual and its subsidiaries had assets of $333.62 billion.  Washington Mutual currently operates more than 2,500 retail banking, mortgage lending, commercial banking, and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

Webcast information: A conference call to discuss the company’s financial results will be held on Wednesday, October 19, 2005, at 5:00 p.m. EDT and will be hosted by Kerry Killinger, chairman and chief executive officer, Steve Rotella, president and chief operating officer, and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-391-7808. Participants calling from outside the United States may dial 210-234-0006. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be on the company’s web site for 30 days following the call. A recording of the conference call will be available after 7:00 p.m. EDT on Wednesday, October 19, 2005, through 2:59 a.m. EDT on Saturday, October 29, 2005. The recorded message will be available at 866-372-3813. Callers from outside the United States may dial 203-369-0252.

Forward Looking Statement

Our Form 10-K for 2004 and other documents that we filed with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are:

•                  Volatile interest rates impact the mortgage banking business and could adversely affect earnings;

•                  Rising unemployment or a decrease in housing prices could adversely affect credit performance;

•                  The potential for negative amortization in the option adjustable-rate mortgage product could have an adverse effect on the company’s credit performance;

•                  The company faces competition from banking and nonbanking companies;

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•                  Changes in the regulation of financial services companies and housing government-sponsored enterprises, and in particular, declines in the liquidity of the mortgage loan secondary market, could adversely affect business;

•                  General business and economic conditions, including movements in interest rates, the slope of the yield curve and the potential overextension of housing prices in certain geographic markets, may significantly affect the company’s business activities and earnings;

•                  Negative public opinion could damage the company’s reputation and adversely affect earnings; and,

•                  Matters related to Washington Mutual Card Services, including, among others, risks related to integration of systems and the realization of expected growth opportunities.

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Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-377-3637	206-490-5182
alan.gulick@wamu.net	alan.magleby@wamu.net

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